Exhibit 99.1

[Hughes logo]

Media Contacts: Bob Marsocci, DIRECTV (310) 726-4656

Richard Doré, HUGHES (310) 662-9670

HUGHES SUBSIDIARY TO CLOSE TERRESTRIAL BROADBAND
OPERATION

Industry Structure Prohibits Profitable Operations at DIRECTV Broadband

El Segundo, Calif. and Cupertino, Calif., December 13, 2002 – Hughes Electronics Corporation today announced that its subsidiary, DIRECTV Broadband, Inc., would close its high-speed Internet service business in approximately 90 days and work toward transitioning existing customers to alternative service providers.

DIRECTV Broadband, based in Cupertino, was acquired by HUGHES in April 2001 and currently serves approximately 160,000 customers with its “DIRECTV DSL” service.

“HUGHES and its subsidiaries have worked steadily over the past months to improve our businesses in anticipation of the merger with EchoStar,” said Jack A. Shaw, president and chief executive officer of HUGHES. “When the merger agreement was terminated earlier this week, we promised our shareholders and customers that we would move quickly to strengthen the profitability and efficiency of our company. This decision by DIRECTV Broadband is the first of those moves.”

“The landscape of the terrestrial broadband industry has changed dramatically since we purchased this business nearly two years ago, and, despite continuing subscriber growth, DIRECTV Broadband cannot operate profitably now or in the foreseeable future,” said Eddy W. Hartenstein, chairman and CEO of DIRECTV, Inc. “The immediate priority will be to work toward transitioning customers to alternative service providers as quickly as possible, to minimize customer disruptions.”

As a result of this action, HUGHES expects to record a fourth quarter 2002 EBITDA charge of between $100 million and $150 million. Also in 2002, unrelated to the closure of DIRECTV Broadband and in conjunction with the adoption of Statement of Financial Accounting Standards Number 142 “Goodwill and Other Intangible Assets”

(SFAS 142), HUGHES expects to record a non-operating charge of $108 million to write-off the goodwill associated with DIRECTV Broadband. Excluding the charge for the closure of DIRECTV Broadband and the gain related to receipt of a $600 million settlement on Dec. 10, 2002 for termination of the merger agreement between HUGHES and EchoStar Communications, HUGHES is confirming its full-year guidance for 2002.

HUGHES will continue to offer its DIRECWAY® satellite-delivered consumer broadband service, which currently has approximately 160,000 subscribers. The company will continue to add new DIRECWAY customers but will not increase the subscriber base aggressively in the near term to avoid the cash requirements from the subscriber acquisition costs. In addition, HUGHES and DIRECTV will explore other strategic relationships that would allow the companies to offer future broadband services via both terrestrial and satellite technologies.

Roughly half of DIRECTV Broadband’s 400 employees were notified of layoff today, with a minimum of 60 days notice during which time they will continue to be paid, followed by receipt of a severance package. The remaining employees will work with customers during the approximate 90-day transition process and to wind down business operations.

Current DIRECTV DSL customers should check the company’s Web site, www.directvdsl.com, for complete information on transition plans for their Internet service.

“While we have doubled our business year after year and consistently won industry awards for our groundbreaking technology, the significant shift in the telecom markets throughout the past 24 months and the current regulatory environment for DIRECTV Broadband made it impossible to obtain profitability within a reasonable time period,” said Ned Hayes, president and CEO of DIRECTV Broadband. “We are proud to have had a talented internal team focused on achieving operational objectives despite the many distractions that have befallen our industry in the past two years.”

HUGHES, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

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